Exhibit 10.1

April 29, 2005

Mr. Larry Harris
94 Annursnac Hill Road
Concord, MA 01742

Dear Larry:

I am pleased to extend a written offer of employment to you to join Progress Software Corporation (“Progress Software” or “Company”) following the purchase of EasyAsk, Inc.’s assets.

As this letter is being provided to you prior to the close of the purchase, please note that this offer is subject to the execution (no later than April 29, 2005) of an Asset Purchase Agreement by and among Progress Development Corporation (a wholly owned subsidiary of Progress Software), EasyAsk Inc. (“EasyAsk”), and Sigma Partners LLP            as Indemnification Representative      , and the close of the purchase in accordance with the terms of said agreement (hereinafter referred to as the “Acquisition”).

The offer of employment to you is as follows:

1.	Title, Manager and Service Date. Your title will be Vice President and General Manager, EaskAsk Division and you will report to myself. Your employment with Progress Software will commence upon the close date of the Acquisition; however, the Company will retain your service date as recorded with EasyAsk.

2.	Target Compensation. At the commencement of your employment with Progress Software, your compensation will consist of a semi-monthly salary of $7,291.67, ($175,000 on an annualized basis). You will participate in a fiscal year 2005 bonus program with an annualized target incentive of $75,000, which yields a total target compensation of $250,000 at 100% of plan. You will receive additional information regarding the bonus program after you join. This bonus will be prorated from the close date of the Acquisition.

3.	Stock Options. At the next meeting of the Board of Directors of Progress Software Corporation, it will be recommended to the Compensation Committee of said Board that you receive a grant of options to purchase 40,000 shares of common stock of the Company, at the fair market value on the date of the grant. Further details on this grant will be provided shortly after the date of the grant.

4.	Benefits. Please note that none of the existing benefit plans of EasyAsk have been assumed or carried forward as part of the Acquisition. As an employee of Progress Software, you will be eligible to participate in our employee benefits plan, which includes Medical, Dental, Vision, and Life Insurance, Long and Short Term Disability, a 401(k) plan, Employee Stock Purchase Plan, paid vacations and holidays. Enclosed you will find a CD which will provide you with an overview of the employee benefits provided by Progress Software. Additionally, you will learn more about your employee benefits when you attend the Benefits Orientation which will be scheduled shortly after the close of the Acquisition.

5.	EasyAsk Accrued Vacation Balance Carryover. Your entire accrued vacation balance at EasyAsk as of the date of the close will be carried over to your employment with Progress Software. Your ability to earn additional vacation time will be subject to the terms and conditions of Progress Software’s vacation policy which is described on the CD referenced above.

6.	Retention Bonus. Subject to the terms and conditions of this letter, you will be entitled to receive a retention bonus in the amount of $200,000 (less required deductions and withholdings). Such retention bonus will be paid to you in one lump-sum payment as soon as is practical following the one year anniversary of the close of the Acquisition, and as part of the Company’s standard payroll, provided that the following conditions are satisified:

•	You continue to be employed with the Company from the completion of the Acquisition through the one year anniversary date of the Acquisition.

•	You have not, at any time from the completion of the Acquisition through the above-mentioned one year anniversary date, committed any material violation of the Company’s employment policies or the enclosed Employee Proprietary Information, Non-Compete and Confidentiality Agreement (“Employee Agreement”), or otherwise engaged in any activities described in the definition of “Cause” set forth below.

Notwithstanding the foregoing, the retention bonus payment will be paid to you in accordance with the schedule described above even if you are no longer employed by the Company if your employment is terminated as a result of your involuntary dismissal without Cause, provided that you have not breached the terms and conditions of any severance agreement or any surviving provisions of the enclosed Employee Agreement. The term “Cause” as used herein shall mean conduct involving any of the following: (i) substantial and continuing violations by you of your obligations as an employee of the Company after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company’s belief that you have not substantially performed your duties, (ii) your material violation of the Company’s employment policies or the Employee Agreement, or (iii) your disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company.

In consideration for your employment by the Company and the retention bonus payment described herein, you agree to execute and perform under the Employee Agreement and the enclosed letter agreement from EasyAsk (whereby you release EasyAsk and Progress Software, and certain other parties as defined therein, of claims associated with your prior employment with EasyAsk) (hereinafter the “Release”).

Please note that the enclosed Employee Agreement replaces the Employee Proprietary Information and Confidentiality Agreement located on the enclosed CD and therefore you should disregard that document on the CD. Please print and review the Code of Conduct Compliance Statement located on the CD. As a condition of this offer, you are required to sign and return the Employee Agreement, the Release, the Code of Conduct Compliance Statement, and a copy of this offer letter, by the deadline specified below.

The Immigration and Reform and Control Act requires that all employers verify the employment eligibility and identity of all new employees. Please complete the top section of the Employment Eligibility Form, (located on the enclosed CD), and bring it with you, together with the appropriate forms of identification, (found on page two of the Employment Eligibility Form), when you report to work. You will not be able to begin employment with Progress Software if you fail to comply with this requirement.

While we look forward to a mutually beneficial relationship, please note that your employment by Progress Software will be at will, meaning that neither you nor we have entered into any contract of continued employment. Please note that except as otherwise expressly provided in this letter or the enclosed materials, no benefits or other employment obligations arising out of your prior employment with EasyAsk will survive the termination of your employment with EasyAsk.

Please confirm your acceptance of this offer by:

•	Signing and faxing a copy of this offer letter, the Employee Agreement, the Release and the Code of Conduct Compliance Statement to Cindy Swech at 781/280-4350 no later than the end of business day today.

•	Promptly return the original signed offer letter, the Employee Agreement, the Release and the Code of Conduct Compliance Statement to Cindy Swech, in the pre-paid, self addressed envelope included within the offer packet.

I am looking forward to having you join us and am confident that you will find this position to be a challenging and rewarding one for you.

Sincerely,

Richard Reidy
President, DataDirect

Acceptance:

Employee Signature:

Employee Name (Print):

Date: